Exhibit 1.01

Conflict Minerals Report

For the Year Ended December 31, 2018

This Conflict Minerals Report (this “Report” or “CMR”) for Intevac, Inc. (the “Company”) covers the reporting period from January 1, 2018 to December 31, 2018, and is presented in accordance with Rule 13p-1 promulgated under the Securities Exchange Act or 1934, as amended (“Rule 13p-1”).

This Report is filed as Exhibit 1.01 to the Company’s Specialized Disclosure Report on Form SD (the “Form”), and a copy of this Report and the Form are publicly available at www.intevac.com.

Introduction

In 2010, the United States enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”). Section 1502 of the Act is specifically related to conflict minerals and requires the United States Securities and Exchange Commission (“SEC”) to promulgate regulations requiring companies covered under the Act to annually file a Specialized Disclosure Report on Form SD with the SEC disclosing whether certain specified conflict minerals (as defined below) used in their products directly or indirectly benefitted armed groups in the Democratic Republic of the Congo and adjoining counties (collectively, the “Covered Countries”). This Report, which is an exhibit to the Form, describes the design of Intevac’s conflict minerals due diligence measures and provides an account of how these measures were implemented in 2018 to determine, to our knowledge, the source mines, the county of origin and the facilities used to process the conflict minerals used in our products. For purposes of this Report, “Conflict Minerals” are defined as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which is limited to tin, tantalum, tungsten, and gold (“3TG”).

Our products covered by this Report are listed in the table below.

Product	Description
Thin-film Equipment (“TFE”) Products:
200Lean®, technology upgrades and spare parts.	Hard disk drive manufacturing equipment
INTEVAC MATRIX® (PVD and Implant) and ENERGi®	Solar manufacturing equipment
INTEVAC VERTEX®	Display cover panel coating equipment
Photonics Products:
LIVAR® cameras, EBAPS® sensors, MicroVista® cameras	Photonics military products – night vision cameras
IPort® and NightPort®	Photonics military products – head mounted displays

Reasonable Country of Origin Inquiry Process

In accordance with Rule 13p-1 and Form SD, Intevac determined that 3TG are necessary to the functionality or production of our products, and are incorporated into our products during the manufacturing process. Accordingly, Intevac was required to undertake a reasonable country of origin inquiry (“RCOI”) with respect to conflict minerals that is reasonably designed to determine whether any of the Conflict Minerals originated in the Covered Countries. In designing our RCOI, Intevac employed a combination of measures to determine whether the 3TG in Intevac’s products originated from the Covered Countries, and surveyed direct and certain sub-tier suppliers of raw materials and components that contain 3TG.

RCOI for the 2018 Reporting Year

For 2018, Intevac conducted a supply-chain survey with its direct suppliers and certain sub-tier suppliers, which are primarily related to the Company’s printed circuit board and cable assembly suppliers. The survey was conducted by using the Conflict Mineral Report Template or “CMRT,” developed by the Responsible Minerals Initiative (“RMI”). The CMRT requests suppliers to identify the smelter or refiners (“SORs”) and countries of origin of the 3TG in products they supply to Intevac. In 2018, Intevac contracted with a third party, Source Intelligence, to directly support the project team’s efforts to comply with the requirements of the Act. Source Intelligence is a global leader for supply chain compliance solutions and assists the project team by providing supplier data collection and analysis services. With the assistance of Source Intelligence, we summarized the country of origin information as provided on the CMRTs for the SORs identified by the supply-chain survey.

With the assistance of Source Intelligence, we also compared the SORs identified in the surveys against the lists of facilities which have received a “conflict free” designation by the Responsible Minerals Assurance Process (“RMAP”) or other independent third party audit programs such as the London Bullion Market Association’s (“LBMA”) Responsible Gold Programme and the Responsible Jewellery Council’s (“RJC”) Chain-of-Custody Certification program.

There is significant overlap between our RCOI efforts and our due diligence measures performed. Our due diligence measures performed are discussed further in this Report.

Below is a summary of the country of origin information collected as a result of our RCOI efforts.

Conflict Mineral	Countries of origin and other sources may include the following
Tantalum	Australia, Brazil, Burundi, Canada, China, DRC-Congo (Kinshasa), Ethiopia, Madagascar, Mozambique, Nigeria, and Rwanda
Tin

Australia, Bolivia, Brazil, Burundi, China, DRC-Congo (Kinshasa), Indonesia, Laos, Malaysia, Mexico, Mongolia, Myanmar, Niger, Nigeria, Peru, Portugal, Russian Federation, Rwanda, Thailand, Uganda and Viet Nam

Tungsten

Australia, Austria, Bolivia, Brazil, Burundi, Canada, China, DRC-Congo (Kinshasa), Australia, Austria, Bolivia, Brazil, Burundi, Canada, China, DRC-Congo (Kinshasa), Mongolia, Myanmar, Peru, Portugal, Russian Federation, Rwanda, Spain, Thailand and United States

Gold

Argentina, Armenia, Australia, Bolivia, Brazil, Burundi, Canada, Chile, China, Colombia, Congo (Brazzaville), DRC-Congo (Kinshasa), Ecuador, Egypt, Ethiopia, Finland, France, Ghana, Guinea, Guyana, India, Indonesia, Italy, Ivory Coast, Japan, Kazakhstan, Korea, Republic of, Kyrgyzstan, Laos, Madagascar, Malaysia, Mali, Mexico, Mongolia, Mozambique, Myanmar, Namibia, New Zealand, Niger, Nigeria, Papua New Guinea, Peru, Philippines, Poland, Russian Federation, Rwanda, Saudi Arabia, Sierra Leone, Slovakia, South Africa, Spain, Suriname, Sweden, Taiwan, Tajikistan, Tanzania, Thailand, Turkey, United Kingdom, United States, Uzbekistan, Viet Nam, Zambia and Zimbabwe

Due Diligence Process

Design of Due Diligence

In accordance with Rule 13p-1 and the Form, Intevac undertook due diligence on the source and chain of custody of the necessary 3TG used in Intevac Thin-film Equipment and Photonics products. In conducting its due diligence, Intevac implemented the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Third Edition, OECD 2016) and the related Supplements (collectively, the “OECD Guidance”), an internationally recognized due diligence framework.

Management Systems

Internal Team

The Company’s Conflict Minerals Program is overseen by its Executive Vice President and General Manager of the TFE division. We assembled a conflict minerals project team with representatives from engineering, procurement, environmental health & safety and finance from both of our business units, TFE and Photonics, to develop and execute our conflict minerals program. The results of due diligence and compliance processes were addressed by the conflict minerals project team as necessary.

Control Systems

As a manufacturer, Intevac is several levels removed from the actual mining of 3TG. Intevac’s TFE and Photonics business units do not make purchases of raw ore or unrefined 3TG and make no direct purchases in the Covered Countries. We used resources available from industry-wide initiatives to obtain sourcing information related to upstream actors in the supply chain, including the RMI.

To establish a system of controls and transparency over the 3TG supply chain, we incorporated into our supplier due diligence procedures a requirement for suppliers to provide information regarding the SORs in their supply chain utilizing the CMRT. We used this information to make the RCOI conclusion in this CMR.

As we typically do not have a direct relationship with 3TG SORs, we rely on our surveyed suppliers to provide us with up-to-date and accurate SOR sourcing information. Our adoption and utilization of the industry standard RMI templates, tools and auditing program aids us in establishing consistency and transparency throughout our supply chain.

Controls include, but are not limited to, our Code of Business Conduct and Ethics which outlines expected behaviors for all Intevac employees and our Conflict Minerals Policy which outlines our commitment to the goal of neither, directly or indirectly, financing or benefitting armed groups in the DRC by purchasing or selling products containing Conflict Minerals.

Supplier Engagement

Intevac includes requirements related to gathering 3TG information in our purchase order terms and conditions for suppliers to encourage greater cooperation by the companies in our supply chain.

We periodically communicate our expectations to our direct suppliers concerning performance, transparency, reporting requirements, and sourcing of materials and components containing 3TG and continue to engage with them to improve the completeness and accuracy of information provided to us.

Grievance Mechanism

Intevac has multiple grievance mechanisms whereby employees and suppliers can report violations of Intevac’s policies including contacting the Company’s Compliance Hotline at 1-800-826-6762.

Records Maintenance

Intevac maintains all relevant documentation from its RCOI survey and from the due diligence process. Supplier information was collected, stored and evaluated using an online platform provided by Source Intelligence.

Identify and Assess Risk in the Supply Chain

Intevac’s Engineering and Procurement groups reviewed Company inventory records for parts/components and active suppliers. Intevac identified 88 suppliers of components containing 3TG in our TFE business and 34 suppliers of components containing 3TG in our Photonics business. These suppliers represent approximately 60% of Company’s total 2018 direct product-related sourcing expenditures. We rely on these suppliers to provide us with information through the CMRT surveys about the source of 3TG in the components supplied to us. These suppliers are similarly reliant upon information provided by their suppliers.

We obtained a 92% response rate for our CMRT surveys.

Design and Implement a Strategy and Respond to Risks

The Conflict Minerals Project Team undertook the following due diligence measures in 2018:

•	Maintained a company grievance mechanism that is available internally and externally to report concerns, including those related to conflict minerals;

•

Established the expectation, including through our Conflict Minerals Policy, requesting that suppliers obtain information from their supply chains regarding entities that process necessary conflict minerals and provide that information to us using the CMRT;

•

Conducted an internal business review that identified 122 direct and sub-tier suppliers of materials, parts, components or products containing necessary 3TG in 2018, compared to 134 surveyed direct and sub-tier suppliers in 2017 and compared to 186 surveyed direct and sub-tier suppliers in 2016;

•	With the assistance of Source Intelligence, sent reminder letters to surveyed suppliers that did not provide a completed CMRT;

•	With the assistance of Source Intelligence, reviewed submitted CMRTs and sent follow up questions to surveyed suppliers whose CMRT did not meet our expectations;

•	With the assistance of Source Intelligence, reviewed the SORs identified by suppliers in the CMRT against information provided by the RMI to identify the entities;

•

With the assistance of Source Intelligence, compared the SORs against the lists of entities that have received a conflict free designation for tantalum, tin, tungsten or gold on the Conflict Free Smelter List (provided by the RMI in April 2019);

•

With the assistance of Source Intelligence, compared the gold SORs against the lists of entities that have received a conflict free designation on the LBMA’s Responsible Gold Programme and the RJC’s Chain-of-Custody Certification program;

•

For SORs in our supply chain that did not participate in an audit process in 2018, we performed a risk assessment on the likelihood that the facility was sourcing from the Covered Countries considering various sources of information including proximity to the DRC and source mine location information obtained from the CMRTs or reported by the facilities on their websites;

•

For SORs in our supply chain that we considered to be of high risk, we notified our suppliers that reported those specific facilities in their CMRT to either encourage or require those facilities to participate in a RMI audit or transition sourcing away from the unvalidated facilities.

Carry Out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

As noted above, Intevac is several levels removed from the actual mining of 3TG, does not have a direct relationship with SORs, and does not perform direct audits of these entities within its supply chain. However, for SORs in our supply chain that did not participate in an audit process in 2018, Intevac performed a risk assessment on the likelihood that the facility was sourcing from the Covered Countries, and analyzed data that included the SOR’s proximity to the DRC and the source mine location obtained from either the CMRTs or reported by the facilities on their websites.

Reporting on Supply Chain Due Diligence

In 2019, Intevac filed this Form and this Report with the SEC and a copy of this Report and the Form are publicly available at http://investor.intevac.com/sec.cfm.

Findings

The tables below list the SOR information provided by our suppliers:

For calendar year 2018, Intevac identified 317 SORs as potential sources of 3TG that were reported to be in its supply chain at some point during the year. Of those 317 SORs, 255 have been verified as conflict-free as determined through third party verification by the RMAP, LBMA or RJC, and an additional 5 have begun the audit process.

SORs verified as conflict-free or in the audit process *
Tantalum	40 of 40 (100%)
Tin	74 of 82 (90%)
Tungsten	40 of 42 (95%)
Gold	106 of 153 (69%)
Total	260 of 317 (82%)

The number of known SORs in Intevac’s supply chain as of December 31, 2018 that are verified as conflict-free increased sequentially year over year.

Status of identified SORs *	2018	2017	2016
Verified conflict-free	255	246	243
Participating in an audit process	5	10	14
Not participating	57	53	67
Total	317	309	324

See Appendix A for the list of names of the known SORs and the country where the facilities are located.

In addition, a total of 48 “unknown” SORs were identified. SORs are listed as unknown if they are not currently identified on the RMI and/or other lists available to Intevac as of April 30, 2019.

Tantalum SORs	Tin SORs	Tungsten SORs	Gold SORs	Total “Unknown” SORs
6	16	3	23	48

The number of known SORs in Intevac’s supply chain as of December 31, 2018 that are determined to source 3TG from the Covered Countries are as follows:

Mineral	Number of SORs *	Number of Certified SORs	Identified SOR Locations	Identified Material Origin
Tantalum	21	21	Brazil, China, Germany, Japan, Kazakhstan, Mexico, Thailand, United States	Burundi, DRC- Congo (Kinshasa), Rwanda
Tin	12	12	Belgium, Bolivia, Brazil, Indonesia, Malaysia, Thailand	Burundi, DRC- Congo (Kinshasa), Rwanda, Uganda
Tungsten	9	9	China, Germany, Japan, Russian Federation	Burundi, DRC- Congo (Kinshasa), Rwanda
Gold	9	9	Canada, China, Japan, Korea, Republic of, Russian Federation, South Africa, Uzbekistan,	Burundi, Congo (Brazzaville), Rwanda, Tanzania, South Africa, Zambia
Total	51	51

*

Not all the facilities in the tables above or those identified in Appendix A processed materials that were used in Intevac’s products. Many suppliers reported information at the “company” level (meaning that they reported all of the SORs that processed 3TG in all of their products, not just those pertaining to the products sold to Intevac).

Conclusion

Based on the information obtained pursuant to the good faith RCOI and due diligence processes described above, for 2018, we do not have sufficient information with respect to the 3TG to determine the country of origin of all of the 3TG we use to manufacture our products and thus are unable to determine whether any of the 3TG originated in the Covered Countries and, if so, whether the 3TG were from recycled or scrap sources, financed conflict in the Covered Countries or did not finance conflict in the Covered Countries. Due to the complexity of our products and supply chain, it will take time for many of our suppliers to verify the origin of all of the minerals and at a product level specific to the materials and components used in our products. Using our supply chain due diligence processes, we hope to further develop transparency into our supply chain.

Despite our efforts to follow up with our suppliers, we did not receive responses from all surveyed suppliers. In addition, we encountered the following challenges in obtaining and analyzing the responses we received:

•	We are dependent on information received from our direct suppliers to conduct our good faith RCOI process;

•	Many suppliers provided responses at a company or divisional level, and not at a product level specific to the materials and components we use in our products;

•	None of our suppliers confirmed that the 3TG from any disclosed SORs was integrated into components/parts supplied to Intevac;

•	Certain suppliers were unable or unwilling to specify the SORs used for materials and components supplied to Intevac;

•	Certain of the SORs reported to Intevac are “unknown.”

As a result, we have not been able to identify all of the SORs from which our suppliers sourced 3TG.

Efforts to Determine Mine Location

For 2018, our efforts to determine the mines of origin were limited to information obtained from the CMRTs or reported by the facilities on their websites. Source Intelligence attempts to contact the SOR to gain more information about their sourcing practices, including countries of origin and transfer, and whether there are any internal due diligence procedures in place or other processes the SORs takes to track the chain-of-custody on the source of its mineral ores. Relevant information to review includes: whether the SOR has a documented, effective and communicated conflict-free policy, an accounting system to support a mass balance of materials processed, and traceability documentation. Internet research is also performed to determine whether there are any outside sources of information regarding the SOR’s sourcing practices. Up to three contact attempts are made by Source Intelligence to SORs to gather information on mine country of origin and sourcing practices.

Conflict Minerals Policy

Our Conflict Minerals Policy is available at: www.intevac.com. We are committed to minimizing the use of conflict minerals that finance or benefit armed groups. We actively engage with our suppliers to promote responsible sourcing practices and encourage our suppliers to seek conflict-free sources for 3TG used in our products.

Steps to Improve Due Diligence and Mitigate Risk

We will continue to work to increase the response rate of our suppliers and encourage them to complete the CMRT. Our survey response rate was 92% in 2018, 96% in 2017, and 91% in 2016. 112 surveyed suppliers completed declaration statements in 2018, compared to 128 suppliers in 2017, and compared to 169 suppliers in 2016. We believe that the quantity and quality of information related to sourcing and traceability of materials in the supply chain will continue to improve in the years to come.

We recognize that we have ongoing obligations under the reporting requirements of Rule 13p-1 and our Conflict Minerals Policy, and will seek to take additional steps in 2019 to continue and improve our good faith RCOI and due diligence processes. We expect to take the following steps, among others, to improve our due diligence measures and to further mitigate the risk that the 3TG contained in our products are financing conflict in the Covered Countries:

•	Provide continuing education to members of our supply chain management function and our other employees who are involved with 3TG on both the supplier and customer sides of our business;

•	Continue to engage with our direct suppliers to improve the completeness and accuracy of information provided to us;

•	Continue to clearly communicate expectations to our direct suppliers concerning performance, transparency and sourcing of materials and components containing 3TG;

•	Continue educating our direct suppliers about our reporting obligations imposed by Form SD and the SEC regarding Conflict Minerals;

•

Continue to compare the list of SORs identified through our good faith RCOI and related due diligence processes to the evolving lists of SORs who have been designated as “conflict free” through independent “conflict free” SOR validation programs: and

•	Continue to request that our direct suppliers encourage facilities they have identified in their supply chains to join the RMI and participate in an audit.

Independent Private Sector Audit

An audit was not required for calendar year 2018.

Appendix A

Metal	SOR Name	SOR Country	SOR Identification	RMI (a)
Gold	8853 S.p.A.	Italy	CID002763	Conformant	(a)
Gold	Abington Reldan Metals, LLC	United States	CID002708
Gold	Advanced Chemical Company	United States	CID000015	Conformant	(a)
Gold	African Gold Refinery	Uganda	CID003185
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019	Conformant	(a)
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates	CID002560	Conformant	(a)
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	CID000035	Conformant	(a), (b), (c)
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	CID000041	Conformant	(a), (b)
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	CID000058	Conformant	(a), (b)
Gold	Argor-Heraeus S.A.	Switzerland	CID000077	Conformant	(a), (b)
Gold	Asahi Pretec Corp.	Japan	CID000082	Conformant	(a), (b)
Gold	Asahi Refining Canada Ltd.	Canada	CID000924	Conformant	(a), (b)
Gold	Asahi Refining USA Inc.	United States	CID000920	Conformant	(a), (b)
Gold	Asaka Riken Co., Ltd.	Japan	CID000090	Conformant	(a)
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey	CID000103
Gold	AU Traders and Refiners	South Africa	CID002850	Conformant	(c), (a)
Gold	Aurubis AG	Germany	CID000113	Conformant	(a), (b)
Gold	Bangalore Refinery	India	CID002863	Active	(a)
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128	Conformant	(a), (b)
Gold	Boliden AB	Sweden	CID000157	Conformant	(a), (b)
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176	Conformant	(a), (b), (c)
Gold	Caridad	Mexico	CID000180
Gold	CCR Refinery—Glencore Canada Corporation	Canada	CID000185	Conformant	(a), (b)
Gold	Cendres + Metaux S.A.	Switzerland	CID000189	Conformant	(a)
Gold	Chimet S.p.A.	Italy	CID000233	Conformant	(a), (b)
Gold	Chugai Mining	Japan	CID000264	Active	(a)
Gold	Daejin Indus Co., Ltd.	Korea, Republic of	CID000328	Conformant	(a)
Gold	Daye Non-Ferrous Metals Mining Ltd.	China	CID000343
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany	CID002867
Gold	Dijllah Gold Refinery FZC	United Arab Emirates	CID003348
Gold	DODUCO Contacts and Refining GmbH	Germany	CID000362	Conformant	(a)
Gold	Dowa	Japan	CID000401	Conformant	(a)
Gold	DS PRETECH Co., Ltd.	Korea, Republic of	CID003195	Conformant	(a)
Gold	DSC (Do Sung Corporation)	Korea, Republic of	CID000359	Conformant	(a)
Gold	Eco-System Recycling Co., Ltd.	Japan	CID000425	Conformant	(a)
Gold	Emirates Gold DMCC	United Arab Emirates	CID002561	Conformant	(a), (b)
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe	CID002515
Gold	Fujairah Gold FZC	United Arab Emirates	CID002584
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	India	CID002852
Gold	Geib Refining Corporation	United States	CID002459	Conformant	(a)
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	CID002243	Conformant	(a), (b)
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China	CID001909
Gold	Guangdong Jinding Gold Limited	China	CID002312
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China	CID000651
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	CID000671
Gold	HeeSung Metal Ltd.	Korea, Republic of	CID000689	Conformant	(a)
Gold	Heimerle + Meule GmbH	Germany	CID000694	Conformant	(a), (b)
Gold	Heraeus Metals Hong Kong Ltd.	China	CID000707	Conformant	(a), (b), (c)
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany	CID000711	Conformant	(a), (b)
Gold	Hunan Chenzhou Mining Co., Ltd.	China	CID000767
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China	CID000773
Gold	HwaSeong CJ CO., LTD.	Korea, Republic of	CID000778
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	CID000801	Conformant	(a), (b)
Gold	International Precious Metal Refiners	United Arab Emirates	CID002562
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807	Conformant	(a), (b)
Gold	Istanbul Gold Refinery	Turkey	CID000814	Conformant	(a), (b)
Gold	Italpreziosi	Italy	CID002765	Conformant	(c), (a)
Gold	Japan Mint	Japan	CID000823	Conformant	(a), (b)
Gold	Jiangxi Copper Co., Ltd.	China	CID000855	Conformant	(a), (b)
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation	CID000927
Gold	JSC Uralelectromed	Russian Federation	CID000929	Conformant	(a), (b)
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937	Conformant	(a), (b)
Gold	Kaloti Precious Metals	United Arab Emirates	CID002563
Gold	Kazakhmys Smelting LLC	Kazakhstan	CID000956
Gold	Kazzinc	Kazakhstan	CID000957	Conformant	(a), (b)
Gold	Kennecott Utah Copper LLC	United States	CID000969	Conformant	(a), (b)
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	CID002511	Active	(a) - Active
Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981	Conformant	(a)
Gold	Korea Zinc Co., Ltd.	Korea, Republic of	CID002605	Conformant	(a)
Gold	Kyrgyzaltyn JSC	Kyrgyzstan	CID001029	Conformant	(a), (b)
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation	CID002865
Gold	L’azurde Company For Jewelry	Saudi Arabia	CID001032
Gold	Lingbao Gold Co., Ltd.	China	CID001056
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China	CID001058
Gold	L’Orfebre S.A.	Andorra	CID002762	Conformant	(a)

Metal	SOR Name	SOR Country	SOR Identification	RMI (a)
Gold	LS-NIKKO Copper Inc.	Korea, Republic of	CID001078	Conformant	(a), (b)
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China	CID001093
Gold	Marsam Metals	Brazil	CID002606	Conformant	(a)
Gold	Materion	United States	CID001113	Conformant	(a)
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119	Conformant	(a), (b)
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149	Conformant	(a), (b), (c)
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152	Conformant	(a), (b), (c)
Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147	Conformant	(c), (a)
Gold	Metalor Technologies S.A.	Switzerland	CID001153	Conformant	(a), (b), (c)
Gold	Metalor USA Refining Corporation	United States	CID001157	Conformant	(a), (b), (c)
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	CID001161	Conformant	(a), (b)
Gold	Mitsubishi Materials Corporation	Japan	CID001188	Conformant	(a), (b)
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193	Conformant	(a), (b)
Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509	Conformant	(a), (b)
Gold	Modeltech Sdn Bhd	Malaysia	CID002857
Gold	Morris and Watson	New Zealand	CID002282
Gold	Morris and Watson Gold Coast	Australia	CID002866
Gold	Moscow Special Alloys Processing Plant	Russian Federation	CID001204	Conformant	(a), (b)
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	CID001220	Conformant	(a), (b)
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	CID001236
Gold	NH Recytech Company	Korea, Republic of	CID003189	Active	(a) - Active
Gold	Nihon Material Co., Ltd.	Japan	CID001259	Conformant	(a), (b)
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	CID002779	Conformant	(c), (a)
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	CID001325	Conformant	(a)
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant”	Russian Federation	CID001326	Conformant	(a), (b)
Gold	OJSC Novosibirsk Refinery	Russian Federation	CID000493	Conformant	(a), (b)
Gold	PAMP S.A.	Switzerland	CID001352	Conformant	(a), (b)
Gold	Pease & Curren	United States	CID002872
Gold	Penglai Penggang Gold Industry Co., Ltd.	China	CID001362
Gold	Planta Recuperadora de Metales SpA	Chile	CID002919	Conformant	(a)
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	CID001386	Conformant	(a), (b)
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	CID001397	Conformant	(a), (b)
Gold	PX Precinox S.A.	Switzerland	CID001498	Conformant	(a), (b)
Gold	QG Refining, LLC	United States	CID003324
Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512	Conformant	(a), (b)
Gold	Refinery of Seemine Gold Co., Ltd.	China	CID000522
Gold	REMONDIS PMR B.V.	Netherlands	CID002582	Conformant	(a)
Gold	Royal Canadian Mint	Canada	CID001534	Conformant	(a), (b)
Gold	SAAMP	France	CID002761	Conformant	(c), (a)
Gold	Sabin Metal Corp.	United States	CID001546
Gold	Safimet S.p.A	Italy	CID002973	Conformant	(a)
Gold	SAFINA A.S.	Czech Republic	CID002290
Gold	Sai Refinery	India	CID002853
Gold	Samduck Precious Metals	Korea, Republic of	CID001555	Conformant	(a)
Gold	SAMWON METALS Corp.	Korea, Republic of	CID001562
Gold	SAXONIA Edelmetalle GmbH	Germany	CID002777	Conformant	(a)
Gold	SEMPSA Joyeria Plateria S.A.	Spain	CID001585	Conformant	(a), (b)
Gold	Shandong Humon Smelting Co., Ltd.	China	CID002525
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China	CID001619
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622	Conformant	(a), (b)
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736	Conformant	(a), (b)
Gold	Singway Technology Co., Ltd.	Taiwan	CID002516	Conformant	(a)
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	CID001756	Conformant	(a), (b)
Gold	Solar Applied Materials Technology Corp.	Taiwan	CID001761	Conformant	(a), (b)
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania	CID003153
Gold	Sudan Gold Refinery	Sudan	CID002567
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798	Conformant	(a), (b)
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic of	CID002918	Conformant	(a)
Gold	T.C.A S.p.A	Italy	CID002580	Conformant	(a), (b)
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875	Conformant	(a), (b)
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China	CID001916	Conformant	(a), (b)
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938	Conformant	(a), (b)
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China	CID001947
Gold	Tony Goetz NV	Belgium	CID002587
Gold	TOO Tau-Ken-Altyn	Kazakhstan	CID002615
Gold	Torecom	Korea, Republic of	CID001955	Conformant	(a)
Gold	Umicore Brasil Ltda.	Brazil	CID001977	Conformant	(a), (b)
Gold	Umicore Precious Metals Thailand	Thailand	CID002314	Conformant	(c), (a)
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	CID001980	Conformant	(a), (b)
Gold	United Precious Metal Refining, Inc.	United States	CID001993	Conformant	(a)
Gold	Universal Precious Metals Refining Zambia	Zambia	CID002854
Gold	Valcambi S.A.	Switzerland	CID002003	Conformant	(a), (b), (c)
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030	Conformant	(a), (b)
Gold	WIELAND Edelmetalle GmbH	Germany	CID002778	Conformant	(a)
Gold	Yamakin Co., Ltd.	Japan	CID002100	Conformant	(a)

Metal	SOR Name	SOR Country	SOR Identification	RMI (a)
Gold	Yokohama Metal Co., Ltd.	Japan	CID002129	Conformant	(a)
Gold	Yunnan Copper Industry Co., Ltd.	China	CID000197
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224	Conformant	(a), (b)
Tantalum	Asaka Riken Co., Ltd.	Japan	CID000092	Conformant	(a)
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China	CID000211	Conformant	(a)
Tantalum	D Block Metals, LLC	United States	CID002504	Conformant	(a)
Tantalum	Exotech Inc.	United States	CID000456	Conformant	(a)
Tantalum	F&X Electro-Materials Ltd.	China	CID000460	Conformant	(a)
Tantalum	FIR Metals & Resource Ltd.	China	CID002505	Conformant	(a)
Tantalum	Global Advanced Metals Aizu	Japan	CID002558	Conformant	(a)
Tantalum	Global Advanced Metals Boyertown	United States	CID002557	Conformant	(a)
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China	CID000291	Conformant	(a)
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China	CID000616	Conformant	(a)
Tantalum	H.C. Starck Co., Ltd.	Thailand	CID002544	Conformant	(a)
Tantalum	H.C. Starck Hermsdorf GmbH	Germany	CID002547	Conformant	(a)
Tantalum	H.C. Starck Inc.	United States	CID002548	Conformant	(a)
Tantalum	H.C. Starck Ltd.	Japan	CID002549	Conformant	(a)
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany	CID002550	Conformant	(a)
Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany	CID002545	Conformant	(a)
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492	Conformant	(a)
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	CID002512	Conformant	(a)
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842	Conformant	(a)
Tantalum	Jiujiang Janny New Material Co., Ltd.	China	CID003191	Conformant	(a)
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914	Conformant	(a)
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917	Conformant	(a)
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506	Conformant	(a)
Tantalum	KEMET Blue Metals	Mexico	CID002539	Conformant	(a)
Tantalum	Kemet Blue Powder	United States	CID002568	Conformant	(a)
Tantalum	LSM Brasil S.A.	Brazil	CID001076	Conformant	(a)
Tantalum	Metallurgical Products India Pvt., Ltd.	India	CID001163	Conformant	(a)
Tantalum	Mineracao Taboca S.A.	Brazil	CID001175	Conformant	(a)
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192	Conformant	(a)
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277	Conformant	(a)
Tantalum	NPM Silmet AS	Estonia	CID001200	Conformant	(a)
Tantalum	Power Resources Ltd.	Macedonia	CID002847	Conformant	(a)
Tantalum	QuantumClean	United States	CID001508	Conformant	(a)
Tantalum	Resind Industria e Comercio Ltda.	Brazil	CID002707	Conformant	(a)
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	CID001769	Conformant	(a)
Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869	Conformant	(a)
Tantalum	Telex Metals	United States	CID001891	Conformant	(a)
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969	Conformant	(a)
Tantalum	XinXing Haorong Electronic Material Co., Ltd.	China	CID002508	Conformant	(a)
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	CID001522	Conformant	(a)
Tin	Alpha	United States	CID000292	Conformant	(a)
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam	CID002703
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228	Conformant	(a)
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	CID003190	Conformant	(a)
Tin	China Tin Group Co., Ltd.	China	CID001070	Conformant	(a)
Tin	CV Ayi Jaya	Indonesia	CID002570	Conformant	(a)
Tin	CV Dua Sekawan	Indonesia	CID002592	Conformant	(a)
Tin	CV Gita Pesona	Indonesia	CID000306	Conformant	(a)
Tin	CV United Smelting	Indonesia	CID000315	Conformant	(a)
Tin	CV Venus Inti Perkasa	Indonesia	CID002455	Conformant	(a)
Tin	Dowa	Japan	CID000402	Conformant	(a)
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy JSC	Viet Nam	CID002572
Tin	EM Vinto	Bolivia	CID000438	Conformant	(a)
Tin	Estanho de Rondonia S.A.	Brazil	CID000448
Tin	Fenix Metals	Poland	CID000468	Conformant	(a)
Tin	Gejiu Fengming Metallurgy Chemical Plant	China	CID002848	Conformant	(a)
Tin	Gejiu Jinye Mineral Company	China	CID002859	Conformant	(a)
Tin	Gejiu Kai Meng Industry and Trade LLC	China	CID000942	Conformant	(a)
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538	Conformant	(a)
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	CID001908	Conformant	(a)
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	CID000555	Conformant	(a)
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116	Conformant	(a)
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	China	CID002849	Conformant	(a)
Tin	HuiChang Hill Tin Industry Co., Ltd.	China	CID002844
Tin	Huichang Jinshunda Tin Co., Ltd.	China	CID000760	Conformant	(a)
Tin	Jiangxi New Nanshan Technology Ltd.	China	CID001231	Conformant	(a)
Tin	Magnu’s Minerais Metais e Ligas Ltda.	Brazil	CID002468	Conformant	(a)
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105	Conformant	(a)
Tin	Melt Metais e Ligas S.A.	Brazil	CID002500	Conformant	(a)
Tin	Metallic Resources, Inc.	United States	CID001142	Conformant	(a)
Tin	Metallo Belgium N.V.	Belgium	CID002773	Conformant	(a)
Tin	Metallo Spain S.L.U.	Spain	CID002774	Conformant	(a)

Metal	SOR Name	SOR Country	SOR Identification	RMI (a)
Tin	Mineracao Taboca S.A.	Brazil	CID001173	Conformant	(a)
Tin	Minsur	Peru	CID001182	Conformant	(a)
Tin	Mitsubishi Materials Corporation	Japan	CID001191	Conformant	(a)
Tin	Modeltech Sdn Bhd	Malaysia	CID002858	Conformant	(a)
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002573
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314	Conformant	(a)
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517	Conformant	(a)
Tin	Operaciones Metalurgical S.A.	Bolivia	CID001337	Conformant	(a)
Tin	Pongpipat Company Limited	Myanmar	CID003208
Tin	PT Aries Kencana Sejahtera	Indonesia	CID000309	Conformant	(a)
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399	Conformant	(a)
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503	Conformant	(a)
Tin	PT Babel Inti Perkasa	Indonesia	CID001402	Conformant	(a)
Tin	PT Babel Surya Alam Lestari	Indonesia	CID001406	Conformant	(a)
Tin	PT Bangka Prima Tin	Indonesia	CID002776	Conformant	(a)
Tin	PT Bangka Serumpun	Indonesia	CID003205	Conformant	(a)
Tin	PT Bangka Tin Industry	Indonesia	CID001419	Conformant	(a)
Tin	PT Belitung Industri Sejahtera	Indonesia	CID001421	Conformant	(a)
Tin	PT Bukit Timah	Indonesia	CID001428	Conformant	(a)
Tin	PT DS Jaya Abadi	Indonesia	CID001434	Conformant	(a)
Tin	PT Inti Stania Prima	Indonesia	CID002530	Conformant	(a)
Tin	PT Karimun Mining	Indonesia	CID001448	Conformant	(a)
Tin	PT Kijang Jaya Mandiri	Indonesia	CID002829	Conformant	(a)
Tin	PT Menara Cipta Mulia	Indonesia	CID002835	Conformant	(a)
Tin	PT Mitra Stania Prima	Indonesia	CID001453	Conformant	(a)
Tin	PT Panca Mega Persada	Indonesia	CID001457	Conformant	(a)
Tin	PT Premium Tin Indonesia	Indonesia	CID000313	Conformant	(a)
Tin	PT Prima Timah Utama	Indonesia	CID001458	Conformant	(a)
Tin	PT Rajehan Ariq	Indonesia	CID002593	Conformant	(a)
Tin	PT Refined Bangka Tin	Indonesia	CID001460	Conformant	(a)
Tin	PT Sariwiguna Binasentosa	Indonesia	CID001463	Conformant	(a)
Tin	PT Stanindo Inti Perkasa	Indonesia	CID001468	Conformant	(a)
Tin	PT Sukses Inti Makmur	Indonesia	CID002816	Conformant	(a)
Tin	PT Sumber Jaya Indah	Indonesia	CID001471	Conformant	(a)
Tin	PT Timah (Persero) Tbk Kundur	Indonesia	CID001477	Conformant	(a)
Tin	PT Timah (Persero) Tbk Mentok	Indonesia	CID001482	Conformant	(a)
Tin	PT Tinindo Inter Nusa	Indonesia	CID001490	Conformant	(a)
Tin	PT Tirus Putra Mandiri	Indonesia	CID002478	Conformant	(a)
Tin	PT Tommy Utama	Indonesia	CID001493	Conformant	(a)
Tin	Resind Industria e Comercio Ltda.	Brazil	CID002706	Conformant	(a)
Tin	Rui Da Hung	Taiwan	CID001539	Conformant	(a)
Tin	Soft Metais Ltda.	Brazil	CID001758	Conformant	(a)
Tin	Super Ligas	Brazil	CID002756
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Viet Nam	CID002834	Conformant	(a)
Tin	Thaisarco	Thailand	CID001898	Conformant	(a)
Tin	Tin Technology & Refining	United States	CID003325	Conformant	(a)
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002574
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	CID002036	Conformant	(a)
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158	Conformant	(a)
Tin	Yunnan Tin Company Limited	China	CID002180	Conformant	(a)
Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan	CID000004	Conformant	(a)
Tungsten	ACL Metais Eireli	Brazil	CID002833	Conformant	(a)
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China	CID002513	Conformant	(a)
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258	Conformant	(a)
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China	CID000499	Conformant	(a)
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China	CID002645	Conformant	(a)
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	CID000875	Conformant	(a)
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CID002315	Conformant	(a)
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494	Conformant	(a)
Tungsten	Global Tungsten & Powders Corp.	United States	CID000568	Conformant	(a)
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	CID000218	Conformant	(a)
Tungsten	H.C. Starck Smelting GmbH & Co. KG	Germany	CID002542	Conformant	(a)
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541	Conformant	(a)
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	CID000766	Conformant	(a)
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China	CID002579	Conformant	(a)
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China	CID000769	Conformant	(a)
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	China	CID003182	Active	(a)
Tungsten	Hydrometallurg, JSC	Russian Federation	CID002649	Conformant	(a)
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825	Conformant	(a)
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551	Conformant	(a)
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	China	CID002647
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321	Conformant	(a)
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	China	CID002313
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	CID002318	Conformant	(a)
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317	Conformant	(a)

Metal	SOR Name	SOR Country	SOR Identification	RMI (a)
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316	Conformant	(a)
Tungsten	Kennametal Fallon	United States	CID000966	Conformant	(a)
Tungsten	Kennametal Huntsville	United States	CID000105	Conformant	(a)
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	CID002319	Conformant	(a)
Tungsten	Masan Tungsten Chemical LLC (MTC)	Viet Nam	CID002543	Conformant	(a)
Tungsten	Moliren Ltd.	Russian Federation	CID002845	Conformant	(a)
Tungsten	Niagara Refining LLC	United States	CID002589	Conformant	(a)
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines	CID002827	Conformant	(a)
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	China	CID002815	Conformant	(a)
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Viet Nam	CID001889	Conformant	(a)
Tungsten	Unecha Refractory Metals Plant	Russian Federation	CID002724	Conformant	(a)
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044	Conformant	(a)
Tungsten	Woltech Korea Co., Ltd.	Korea, Republic of	CID002843	Conformant	(a)
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320	Conformant	(a)
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082	Conformant	(a)
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China	CID002830	Conformant	(a)
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China	CID002095	Conformant	(a)

Notes:

(a)

As of April 30, 2019, this column indicates whether the known SOR participates in the RMAP as a SOR that sources conflict minerals in a manner that does not finance or benefit armed groups in the Covered Countries. For purposes of this column, “Conformant” denotes that the SOR participates in the RMAP and has been certified conflict free and audited by the RMI, and “Active” denotes that the smelter has agreed to participate in the RMAP, but that the audit process has not yet been completed.

(b)	As of April 30, 2019, the smelter or refiner participates in the LBMA’s Responsible Gold Programme and has been certified conflict free.
(c)	As of April 30, 2019, the smelter or refiner participates in the RJC’s Chain-of-Custody Certification Program and has been certified conflict free.